Exhibit 5.1

[MORRISON & FOERSTER LETTERHEAD]

May 17, 2004

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Ladies and Gentlemen:

We have acted as counsel to Southwest Gas Corporation, a California corporation (the “Company”), in connection with its registration statement on Form S-3 (No. 333-106419) (the “Registration Statement”) previously declared effective by the Securities and Exchange Commission (the “Commission”) relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated April 15, 2004 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is rendered in connection with the proposed issuance and sale from time to time of up to $60,000,000 of shares of the Company’s common stock, $1.00 par value (the “Shares”), in accordance with the terms of that certain Sales Agency Financing Agreement (the “Agreement”), dated as of April 22, 2004, by and between the Company and BNY Capital Markets Inc., a registered broker-dealer organized under the laws of New York (the “Agreement”), and as described in the prospectus supplement dated May 17, 2004 (the “Prospectus Supplement”).

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

We are of the opinion that upon completion of the procedures proposed to be taken by the Company as set forth in the Agreement and in the Prospectus Supplement, the Shares with an aggregate offering price of up to $60,000,000 that may be issued and

[MORRISON & FOERSTER LETTERHEAD]

May 17, 2004

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sold by the Company will be duly authorized, legally issued, fully paid and nonassessable when sold.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. We also consent to the use or our name in the related Prospectus and Prospectus Supplement under the heading “Legal Matters.”

Very truly yours,

/s/    Morrison & Foerster LLP

Morrison & Foerster LLP